UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2016

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-35737 (Commission File Number)	94-3306718 (IRS Employer Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Company held an annual meeting of stockholders on December 22, 2016 (the “Annual Meeting”). At the Annual Meeting, the stockholders voted on two matters: the re-election of Dr. Alton L. Boynton and Mr. Cofer Black as Class I members of the Board of Directors, and ratification of the appointment of Marcum LLP as the Company’s auditors for 2017.

Proposal No. 1. Election of Directors.

The stockholders approved the re-election of Dr. Alton L. Boynton and Mr. Cofer Black as Class I members of the Board of Directors to serve until the third annual meeting of stockholders following the Annual Meeting. Each Class I member was elected at the Annual Meeting as follows:

	For	Withheld	Broker Non-Votes
Alton L. Boynton	29,775,666	25,353,676	42,340,814
Cofer Black	54,894,381	234,961	42,340,814

Proposal No. 2. Ratification of Appointment of Registered Public Accounting Firm.

The stockholders ratified the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Proposal No. 2 was approved at the Annual Meeting as follows:

	For	Against	Abstained
Ratification of Marcum LLP	71,364,812	559,941	25,545,403

Item 8.01. Other Events.

The Company entered into a $10 million registered direct offering with certain institutional investors, which offering closed on December 22, 2016 (the “Offering”). Pursuant to the Offering, the Company sold and issued 28,750,000 shares of common stock and five-year warrants for the purchase of 14,287,500 shares of common stock at an exercise price of $0.35. The Company received aggregate proceeds from the Offering before expenses of approximately $9.2 million.

Also on December 22, 2016, the Company entered into a registered direct offering with one of its directors, Jerry Jasinowski. Pursuant to such offering, Mr. Jasinowki agreed to purchase, subject to customary closing conditions, 1,285,714 shares of common stock and five-year warrants for the purchase of 642,857 shares of common stock at an exercise price of $0.35. The Company will receive aggregate proceeds from this offering of $450,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: December 28, 2016	By: /s/ Linda Powers
Name: Linda Powers Title: Chief Executive Officer and Chairman